UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2024

LuxUrban Hotels Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41473	82-3334945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Biscayne Blvd, Suite 253, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 269-5952

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	LUXH	The Nasdaq Stock Market LLC
13.00% Series A Cumulative Redeemable Preferred Stock $0.00001	LUXHP	The Nasdaq Stock Market LLC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 25, 2024, the Board of Directors (the “Board”) of LuxUrban Hotels Inc. (the “Company”) appointed Kim Schaefer, a 30-year real estate and hospitality industry veteran and the former Chief Executive Officer of Great Wolf Resorts, as a member of the Board to fill an existing vacancy. The Board has determined that Ms. Schaefer is an independent director under the listing rules of The Nasdaq Stock Market LLC. Giving effect to Ms. Schafer’s appointment, our board of directors is currently comprised of five independent directors (Ms. Schaefer, Elan Blutinger, Jeffrey Webb, Leonard Toboroff, and Aimee Nelson) and one employee-director, Brian Ferdinand (our founder, Chairman of the Board, and Chief Executive Officer). Ms. Schaefer’s appointment continues the Company’s previously announced effort to enhance its management and operations teams through the recruitment of talented directors and officers who have meaningful and broad experience in the hotel, online travel services, and hospitality industries, as well as business development expertise.

Ms. Schaefer served as the Chief Executive Officer of Alpine Acquisition Corp, a special purpose acquisition company (SPAC), from its inception in February 2021 until December 2023, and as a member of Alpine’s Board of Directors from August 2021 to December 2023. From December 2020 to January 2024, Ms. Schaefer was the Chief Executive Officer of Two Bit Circus, an experiential entertainment company. From November 2017 until she assumed the role of Chief Executive Officer of that company, Ms. Schaefer served as President of Two Bit Circus. She has also served as an Advisor to Alpine Consolidated, an investment capital firm, since December 2020. During 2016, Ms. Schaefer was a consultant to Two Bit Circus. From 2009 to 2015, Ms. Schaefer served as Chief Executive Officer and a director of Great Wolf Resorts, Inc. (NASDAQ: WOLF), where she oversaw that company’s growth from a single location to a nationally recognized multi-location water-park vacation destination. Prior to being appointed the Chief Executive Officer, Ms. Schaefer served as Great Wolf Resorts’ Chief Operating Officer/Chief Brand Officer from 2005 to 2009. Ms. Schaefer currently serves on the board of Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV), a resort, entertainment, and media company, and United Parks & Resorts Inc (NYSE:PRKS), a global theme park and entertainment company, and previously served on the board of Education Realty Trust, Inc. (NYSE: EDR), a collegiate housing REIT. Ms. Schaefer received a B.A. in Accounting from Edgewood College and is a Certified Public Accountant (inactive).

As a non-employee director of the Company, Ms. Schaefer will receive a prorated portion (for the period from March 25, 2024 through April 30, 2024) of the annual compensation awarded to all non-employee directors of the Company under the currently effective policy, which, as of the date of this Report, is $180,000 per year comprised of $72,000 in cash and the issuance of shares of the Company’s common stock in two semi-annual tranches of $54,000 (each based on the market value of the Company’s common stock on the last trading day prior to the grant of each tranche). Commencing as of May 1, 2024, Ms. Schaefer, together with all other nonemployee directors of the Company, will be compensated a newly adopted nonemployee director compensation policy (which policy replaced the aforementioned existing policy), which provides for a single annual grant of value of $180,000 to each nonemployee director on May 1st of each year in which he or she is serving as a director, payable in cash or shares of the Company’s common stock (based on the market value of the Company’s common stock on the last trading day prior to the date of grant) or a combination thereof (with any stock component comprising at least 25% of the total award value). In addition, under the new policy, committee chairpersons will each be paid an annual cash stipend of $25,000.

In addition, the Company has entered into a customary directors indemnification agreement with Ms. Schaefer. Ms. Schaefer has not engaged in any transactions with the Company that are required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On March 25, 2024, the Company issued a press release announcing the appointment of Ms. Schaefer to the board of directors, a copy of which the Company is furnishing as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and Exhibits 99.1, attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2024	LUXURBAN HOTELS INC.

	By:	/s/ Shanoop Kothari
Name: Shanoop Kothari
Title: Co-Chief Executive Officer

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